United States securities and exchange commission logo





                           August 25, 2021

       Julia A. Sloat
       Vice President & Chief Financial Officer
       SOUTHWESTERN ELECTRIC POWER CO
       1 Riverside Plaza
       Columbus, OH 43215

                                                        Re: SOUTHWESTERN
ELECTRIC POWER CO
                                                            Registration
Statement on Form S-3
                                                            Filed August 20,
2021
                                                            File No. 333-258961

       Dear Ms. Sloat:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Purcell at 202-344-9074 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation